 EXHIBIT 99.1

 DARLING INTERNATIONAL INC. ANNOUNCES
RESULTS FOR FOURTH QUARTER AND FISCAL 2012

February 27, 2013 - IRVING, TEXAS - Darling International Inc. (NYSE: DAR) today reported fourth quarter net income of $28.8 million, or $0.24 per share, and net income of $130.8 million, or $1.11 per share, for its fiscal year ended December 29, 2012. Sales and results of operations for the fourth quarter and fiscal year as compared to the same periods of the prior year are as follows:
Fourth Quarter 2012
For the fourth quarter of 2012, the Company reported net sales of $424.9 million as compared to $430.9 million for the fourth quarter of 2011. The $6.0 million decrease in sales is primarily attributable to lower selling prices for the Company's finished products as compared to 2011. During the fourth quarter 2012 as compared to the third quarter 2012, the Company experienced more than a 12% decrease in fat prices, primarily due to reduced global biodiesel demand and an increase in supply of competing fats for animal feed. The drop in net sales was partially offset by a slight increase in pet food grade poultry meal and California protein prices.
Net income for the fourth quarter of 2012 decreased to $28.8 million, or $0.24 per share, as compared to net income of $29.5 million, or $0.25 per share, for the 2011 comparable period. The $0.7 million decrease in net income for the fourth quarter resulted from lower raw material volumes as a result of weaker slaughter and processor rates during late 2012, lower finished fat prices and the impact of a $2.1 million gain related to a 2011 fourth quarter purchase accounting contingency that did not re-occur in 2012.
Fiscal 2012
Darling International Chairman and Chief Executive Officer, Randall Stuewe, said “Fiscal 2012 was another strong year. We enjoyed strong performances from both segments although lower fat prices and trade restrictions on MBM weighed heavily on the Rendering segment earnings during the last half of the year. Since, fourth quarter, we have seen values for our finished products improve and trade at more typical relationships to their alternatives. Our Bakery segment rebounded nicely in the second half of the year as volumes and earnings returned to expected levels. Diamond Green Diesel construction progressed and we anticipate a second quarter 2013 commissioning. Overall, we are pleased with our performance and positioning going into 2013.”

News Release February 27, 2013 Page 2

For fiscal year 2012, the Company reported net sales of $1,701.4 million as compared to $1,797.2 million for fiscal year 2011. The $95.8 million decrease in sales resulted primarily from lower rendering finished fat prices as well as lower raw material volumes in both the rendering and bakery segments.
For fiscal year 2012, the Company reported net income of $130.8 million, or $1.11 per share, as compared to $169.4 million, or $1.47 per share, for the 2011 comparable period. The $38.6 million decrease in net income for fiscal 2012 resulted primarily from lower finished fat selling prices, lower raw material volumes, and the impact of increased payroll and related expenses, and an increase in expense from a Fiscal 2011 purchase accounting contingency gain that did not re-occur in Fiscal 2012.
Darling International Inc. is the largest and only publicly traded provider of rendering, used cooking oil and bakery residuals recycling and recovery solutions to the nation's food industry. The Company recycles beef, pork, and poultry by-product streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides. The Company also recovers and converts used cooking oil and commercial bakery residuals into valuable feed and fuel ingredients. These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-fuel manufacturers around the world. In addition, the Company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the Company's web site at http://www.darlingii.com.

News Release February 27, 2013 Page 3

- MORE -

Darling International will host a conference call to discuss the Company's fourth quarter and fiscal year 2012 financial results at 8:30 am Eastern Time (7:30 am Central Time) on Thursday, February 28, 2013.
To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789. Please refer to access code 10023124. Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company website at http://www.darlingii.com/investors.aspx. Beginning one hour after its completion, a replay of the call can be accessed through March 7, 2013, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America. The access code for the replay is 10023124. The conference call will also be archived on the Company's website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including disturbances in world financial, credit, commodities and stock markets; potential changes in national and international regulations affecting the Company's products; a decline in consumer confidence and discretionary spending; the general performance of the U.S. and global economies; global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling's joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana and possible difficulties completing and obtaining operational viability with the plant on a timely basis, or at all; risks relating to possible third party claims of intellectual property infringement; risks associated with the development of competitive sources for alternative renewable diesel or comparable fuels; challenges associated with the Company's ongoing enterprise resource planning system project; economic disruptions resulting from the European debt crisis; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company's filings with the Securities and Exchange Commission. Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

News Release February 27, 2013 Page 4

Darling International Inc.
Consolidated Operating Results
For the Periods Ended December 29, 2012 and December 31, 2011
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Twelve Months Ended
			$ Change			$ Change
	Dec. 29,	Dec. 31,	Favorable	Dec. 29,	Dec. 31,	Favorable
	2012	2011	(Unfavorable)	2012	2011	(Unfavorable)
Net Sales	$424,915	$430,866	$(5,951)	$1,701,429	$1,797,249	$(95,820)

Costs and expenses:
Cost of sales and operating expenses	$314,088	$314,784	$696	$1,232,604	$1,268,221	$35,617
Selling, general and administrative expenses	38,927	35,863	(3,064)	151,713	136,135	(15,578)
Depreciation and amortization	22,413	21,220	(1,193)	85,371	78,909	(6,462)
Total costs and expenses	375,428	371,867	(3,561)	1,469,688	1,483,265	13,577
Operating income	49,487	58,999	(9,512)	231,741	313,984	(82,243)

Other income/(expense):
Interest expense	(5,508)	(7,781)	2,273	(24,054)	(37,163)	13,109
Other, net	1,866	(662)	2,528	1,760	(2,955)	4,715
Total other income/(expense)	(3,642)	(8,443)	4,801	(22,294)	(40,118)	17,824

Equity in net loss of unconsolidated subsidiary	(937)	(228)	(709)	(2,662)	(1,572)	(1,090)

Income from operations before income taxes	44,908	50,328	(5,420)	206,785	272,294	(65,509)
Income taxes (expense)	(16,106)	(20,831)	4,725	(76,015)	(102,876)	26,861
Net income	$28,802	$29,497	$(695)	$130,770	$169,418	$(38,648)

Basic income per share:	$0.24	$0.25	$(0.01)	$1.11	$1.47	$(0.36)
Diluted income per share:	$0.24	$0.25	$(0.01)	$1.11	$1.47	$(0.36)

For More Information, contact:

Melissa Gaither, Director of Investor Relations or Brad Phillips, Treasurer	251 O'Connor Ridge Blvd., Suite 300 Irving, TX 75038 Phone: 972-717-0300